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                                                                   EXHIBIT 10.20


                                     BNS CO.

                 The Brown & Sharpe Savings and Retirement Plan

                                       AND

                       BNS Co. Savings and Retirement Plan

                              Instrument of Merger
                              --------------------

     WHEREAS Brown & Sharpe Manufacturing Company sold a majority of its assets to Hexagon AB pursuant to an asset purchase agreement dated November 16, 2000, as approved by Company shareholders on April 27, 2001, and the Company continues in business as BNS Co.;

     WHEREAS the Company continues to maintain The Brown & Sharpe Savings and Retirement Plan and its related trust (the "Hourly SARP") and the BNS Co. Savings and Retirement Plan (formerly known as "The Brown & Sharpe Savings and Retirement Plan for Management Employees") and its related trust (the "BNS Co. SARP");

     WHEREAS, the Hourly SARP and BNS Co. SARP accounts (including assets and liabilities relating thereto) maintained on behalf of participants who were employed by Hexagon AB immediately after the asset sale were transferred to a qualified retirement plan maintained by Hexagon;

     WHEREAS, following the asset sale described above, there being no longer any active participants in the Hourly SARP, the Company desires to merge the Hourly SARP, including all of its assets and liabilities, into the BNS Co. SARP;

     NOW THEREFORE, pursuant to the terms of the BNS Co. SARP and the Hourly SARP, as of December 31, 2001, the Hourly SARP is merged with and into the BNS Co. SARP (from and after such merger, the "Merged Plan").

     Upon and following the merger, the terms of the Merged Plan shall be those of the BNS Co. SARP immediately prior to the merger, and as such plan may be amended from time to time. In connection with this merger, there shall be established a separate account under the Merged Plan on behalf of each individual with respect to whom assets and liabilities are merged from the Hourly SARP. Such account shall remain fully vested, shall be invested upon the merger in the same investment options as it was invested under the Hourly SARP, and shall be adjusted pursuant to the terms of the Merged Plan (which are currently in this respect the same terms as those of the Hourly SARP). Any optional form of benefit with respect to the SARP assets that is required to be protected pursuant to Code Section 411(d)(6) and the regulations thereunder with respect to a merged account shall be retained under the Merged Plan with respect to that account. Any participant loans outstanding on the date the assets and liabilities of Hourly SARP are merged into the Merged Plan shall continue to be processes in the normal course.

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     As of December 31, 2001, the trusts formerly relating exclusively to the
BNS Co. SARP and Hourly SARP shall be available to provide benefits under the Merged Plan, and, for so long as they are maintained as separate trusts, shall relate to the respective accounts of the Merged Plan allocable thereto.

     IN WITNESS WHEREOF, BNS Co. has caused this instrument of Merger to be duly executed in its name and on its behalf by its officer this 31st day of December, 2001.

                                                BNS Co.

                                            By: ________________________________
                                                Andrew C. Genor
                                                President and CEO

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